INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®

(d)(1)(iv)

August 1, 2021

Voya Separate Portfolios Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated August 1, 2021, we have agreed to waive the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015 (the "Agreement"), between Voya Investments, LLC and Voya Separate Portfolios Trust ("VSPT"), with respect to Class P shares of Voya Emerging Markets Corporate Debt Fund, Voya Emerging Markets Hard Currency Debt Fund, and Voya Emerging Markets Local Currency Debt Fund (collectively, the "Funds"), each a series of VSPT. Such waiver will be in an amount equal to the management fees allocated to, and otherwise payable by, the Class P shares of the Funds, thereby reducing the post-waiver fee rate payable by the Class P shares to 0.00%.

By this letter, we agree to waive that fee for the period from August 1, 2021 through August 1, 2022.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VSPT.

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August 1, 2021

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Todd Modic

Todd Modic

Senior Vice President

Voya Investments, LLC

Agreed and Accepted:

Voya Separate Portfolios Trust

(on behalf of the Funds)

By: /s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President